Exhibit 3.2.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

EXAMWORKS, INC.

I.

The name of the Corporation is ExamWorks, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The total number of shares of all classes of equity securities which the Corporation shall have authority to issue is 10,000,000, which is divided as follows:

1.           8,500,000 shares of common stock $0.0001 par value, (“Common Stock”); and

2.           1,500,000 shares of preferred stock $0.0001 par value (“Preferred Stock”).

The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  Subject to the limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation may modify, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but shall not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, of any, of payment of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

VI.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which number may be less than unanimous consent.

VIII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal

IX.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).

X.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.